EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140388, 333-157033, 333-163806, 333-180171, and 333-210073 on Form S-8 of our reports dated September 27, 2018, relating to the consolidated financial statements and financial statement schedule of Cantel Medical Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended July 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
September 27, 2018